                                                                     EXHIBIT 4-K

                                 THIRD AMENDMENT

     THIS THIRD AMENDMENT dated as of March 25, 1999 (this "Amendment") amends the Credit Agreement dated as of July 1, 1997 (as previously amended, the "Credit Agreement") among TRUSERV CORPORATION (the "Company"), various financial institutions (the "Lenders") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent (in such capacity, the "Agent"). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

     WHEREAS, the Company, the Lenders and the Agent have entered into the Credit Agreement; and

     WHEREAS, the parties hereto desire to amend the Credit Agreement as more fully set forth herein;

     NOW, THEREFORE, the parties hereto agree as follows:

     I. Amendments. Effective on (and subject to the occurrence of) the Amendment Effective Date (as defined below), the Credit Agreement shall be amended as set forth below:

     A. Addition of Definitions. The following definitions are added to Section
1.1 in appropriate alphabetical sequence:

          Asset Sale means the sale, lease, assignment or other transfer for value (each a "Disposition") by the Company or any Subsidiary to any Person (other than the Company or a Subsidiary) of any fixed asset of the Company or such Subsidiary.

          Base Rate Margin means the percentage set forth under the heading "Base Rate Margin" on Schedule 1.1 opposite the applicable Total Senior Debt to EBITDA Ratio.

          Borrowing Base means, as of the last day of any fiscal month, the total of (i) 85% of the remainder of (A) the daily average for such month of the amount of "Accounts and notes receivable, net" as would be shown on the Company's consolidated balance sheet minus (B) all Debt payable to Members plus (ii) 50% of the amount, based on the lower of cost or market value, of "Inventories" as would be shown on the Company's consolidated balance sheet as of the last day of such month plus (iii) the remainder of
     (x) the Specified Percentage (as defined below) of the amount of "Properties, less accumulated depreciation" as would be shown on the Company's consolidated balance sheet as of the last day of such month minus (y) the then-outstanding amount of all Indebtedness secured by a Lien on any such properties; provided that the amount determined pursuant to clause (ii) (the "Inventory Amount") shall be reduced by the amount (if any) necessary so that the Inventory Amount is not more than 45% of the total of clauses (i), (ii) and (iii). For purposes of the foregoing, "Specified Percentage" means (a) from April 3, 1999 through December 31, 1999, 50%, (b) from January 1, 2000 through December 31, 2000, 40%, (c) from January 1, 2001 through December 31, 2001, 30%, and
     (d) thereafter, 20%.

          Borrowing Base Elimination Date means the first date after April 3,1999 on which the Total Senior Debt to EBITDA Ratio has been below 3.0 to
     1.0 as of the last day of two consecutive fiscal quarters.

          EBITDA means, for any period, Consolidated Net Earnings for such period plus, to the extent deducted in computing such Consolidated Net Earnings, interest expense, taxes, depreciation and amortization.

          Excess Net Cash Proceeds means Net Cash Proceeds from Assets Sales which, together with all other Net Cash Proceeds from Asset Sales after March 25, 1999 (excluding the amount of such Net Cash Proceeds, if any, previously applied to reduce the Commitments pursuant to Section 2.8.2 or to reduce the "Commitments" under the Short-Term Credit Agreement pursuant to Section 2.5.2 thereof), exceed $20,000,000.

          Net Cash Proceeds means, with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Sale net of (i) the direct costs relating to such Asset Sale (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and
     (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on any asset subject to such Asset Sale.

          Offshore Rate Margin means the percentage set forth under the heading "Offshore Rate Margin" on Schedule 1.1 opposite the applicable Total Senior Debt to EBITDA Ratio.

          Total Senior Debt means all Debt of the Company and its Subsidiaries other than Subordinated Debt.

          Total Senior Debt to EBITDA Ratio means, as of the last day of any fiscal quarter, the ratio of (a) the remainder of (i) the daily average of the amount of

     Total Senior Debt outstanding during the last fiscal month of such fiscal quarter minus (ii) the daily average of cash and marketable securities during the last fiscal month of such fiscal quarter to (b) EBITDA for the period of four consecutive fiscal quarters then ending.

     A. Amendment of Certain Definitions. The definitions of "Commitment Fee Rate" and "Fixed Charge Coverage Ratio" set forth in Section 1.1 are amended in their entirety to read as follows, respectively:

          Commitment Fee Rate means the percentage set forth under the heading "Commitment Fee Rate" on Schedule 1.1 opposite the applicable Total Senior Debt to EBITDA Ratio.

          Fixed Charge Coverage Ratio means, as of the last day of any fiscal quarter, the ratio of

               (a) the sum, for the period of four consecutive fiscal quarters ending on such day, of (i) Consolidated Net Earnings plus (ii) to the extent deducted in determining such Consolidated Net Earnings, interest expense, operating lease expense, depreciation and amortization, to

               (b) the sum for such period of (i) operating lease expense and
          (ii) interest expense;

     each as determined for the Company and its Subsidiaries on a consolidated basis.

     A. Amendment to Definition of Consolidated Net Earnings. The definition of "Consolidated Net Earnings" set forth in Section 1.1 is amended as follows:

     (a) the parenthetical clause at the end of clause (ii) of such definition is amended by deleting the words "and current additions to reserves" at the end thereof and substituting the following therefor: "current additions to reserves and merger integration costs"; and

     (b) the following language is added immediately before the period at the end of such definition:

          "; provided that, to the extent that amounts are deducted from Consolidated Net Earnings during the Company's 1999 fiscal year as a result of SOP 98-5, "Reporting the Costs of Start-up Activities", issued by the American Institute of Certified Public Accountants ("SOP 98-5"), in excess of the amount that would have been deducted absent SOP 98-5, such excess shall be added back to Consolidated Net Earnings".

     A. Deletion of Definition. The definition of "Applicable Margin" is deleted from Section 1.1.

     A. Deletion of Bid Loan Option. Notwithstanding any provision of the Credit Agreement to the contrary, the Company shall not have the option of borrowing any Bid Loans. All borrowings under Section 2 of the Credit Agreement shall be Committed Loans or Swing Line Loans.

     A. Addition of Mandatory Commitment Reductions. Section 2.8 shall be amended by (a) adding a new Section number and caption at the beginning thereof as follows: "2.8 Termination or Reduction of Commitments."; (b) renumbering the existing Section 2.8 as "2.8.1"; and (c) adding the following Section 2.8.2 at the end thereof:

               2.8.2 Mandatory Reduction of Commitments. If, at any time before the Borrowing Base Elimination Date, the Company and its Subsidiaries receive any Excess Net Cash Proceeds, the Commitments shall be reduced by an amount equal to the product of (a) such Excess Net Cash Proceeds multiplied by (b) 0.75 multiplied by (c) a fraction, the numerator of which is the aggregate amount of the Commitments and the denominator of which is the sum of the aggregate amount of the Commitments plus the aggregate amount of the "Commitments" under and as defined in the Short-Term Credit Agreement; provided that (x) no such reduction shall be required unless the aggregate amount of Excess Net Cash Proceeds (excluding Excess Net Cash Proceeds previously applied to reduce the Commitments pursuant to this Section or to reduce the "Commitments" under the Short-Term Credit Agreement pursuant to Section 2.5.2 thereof) equals or exceeds $400,000; and (y) the amount of Excess Net Cash Proceeds to be applied on any single occasion shall be rounded down to an integral multiple of $100,000 (it being understood that the amount of Excess Net Cash Proceeds in excess of any such integral multiple shall be applied on the next date on which Excess Net Cash Proceeds are applied).

     A. Addition of Section 2.9.2. Section 2.9 shall be amended by (a) adding a new Section number and caption at the beginning thereof as follows: "2.9 Prepayments."; (b) renumbering the existing Section 2.9 as "2.9.1"; and (c) adding the following Section 2.9.2 at the end thereof:

               2.9.2 Mandatory Prepayments. If on any date on which the Commitments are reduced pursuant to Section 2.8.2, the Total Outstandings exceed the aggregate amount of the Commitments as so reduced, the Company shall immediately prepay Loans in an amount equal to such excess.

     A. Amendment to Section 2.12(a). Section 2.12(a) is amended in its entirety to read as follows:

               2.12 Interest. (a) Each Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) at all times such Committed Loan is a Base Rate Loan, the sum of the Base Rate as in effect from time to time plus the Base Rate Margin as in effect from time to time and
          (ii) at all times such Committed Loan is an Offshore Rate Loan, the sum of the Offshore Rate for the applicable Interest Period plus the Offshore Rate Margin as in effect from time to time. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the sum of (i) the Federal Funds Rate as in effect from time to time plus
          (ii) the applicable Offshore Rate Margin as in effect from time to time plus (iii) 0.10%.

     A. Deletion of Facility Fee and Change to Calculation of the Commitment Fee. Section 2.13 is amended by (a) deleting the existing subsection (b); (b) designating the existing subsection (c) as subsection (b); and (c) adding the following sentence at the end thereof: "For purposes of calculating commitment fees, Swing Line Loans shall not be deemed to constitute usage of the Commitments."

     A. Borrowing Base Reporting Requirement. Section 6.2 is amended by (a) deleting the word "and" at the end of subsection (d); (b) relettering the existing subsection (e) as subsection (f); and (c) inserting the following new subsection (e) in appropriate sequence:

               "(e) within 30 days after the end of each fiscal month (beginning with the month ending April 3, 1999) so long as the Borrowing Base Elimination Date has not occurred, a calculation in reasonable detail of the Borrowing Base as of the last day of such month, substantially in the form of Exhibit K; and"

     A. Amendment to Section 7.1. Section 7.1 is amended in its entirety to read as follows:

     7.1 Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than the applicable ratio set forth below:

                    Fiscal Quarter Ending              Ratio
                    -----------------------------------------------

                    4/3/99                             1.30 to 1.00
                    7/3/99                             1.35 to 1.00
                    10/2/99                            1.50 to 1.00
                    12/31/99                           1.85 to 1.00
                    4/1/00                             2.00 to 1.00
                    7/1/00                             2.15 to 1.00
                    9/30/00 and thereafter             2.25 to 1.00.

     A. Amendment to Section 7.2(f). Clause (ii) of the proviso to Section 7.2(f) is amended in its entirety to read as follows:

          (ii) the aggregate outstanding principal amount of all such Indebtedness (other than Indebtedness listed on Schedule 7.2(f)) does not at any time exceed (A) prior to the Borrowing Base Elimination Date, $25,000,000 and (B) on and after the Borrowing Base Elimination Date, an amount equal to 10% of the consolidated total assets of the Company.

     A. Amendment to Section 7.3. Section 7.3 is amended by (a) amending clause
(x)(ii) contained in the proviso in its entirety to read as follows:

          "(ii) an amount equal to (A) the remainder of the lowest daily average amount of Short Term Debt outstanding for any period of 30 consecutive days during the 12-month period ending on the most recently completed month minus (B) the daily average of cash and marketable securities for such 30-day period to";

(b) amending the table therein in its entirety to read as follows:

                                                           Specified
                    Period                                 Percentage
                    -------------------------------------------------

                    Through 12/31/99                            60%
                    1/1/00 through 7/1/00                       58%
                    7/2/00 through 6/30/01                      55%
                    7/1/01 and thereafter                       50%

; and (c) by adding the following paragraph at the end thereof:

          Without limiting the foregoing provisions of this Section, the Company will not permit the aggregate principal amount of all Debt of the Company and its Subsidiaries (other than (i) Debt hereunder, (ii) Debt under the Short-Term Credit Agreement, (iii) Debt referred to on
          Schedule 5.7 which was outstanding on March 25, 1999 and (iv) Subordinated Debt owed to Members) to exceed $35,000,000 at any time prior to the Borrowing Base Elimination Date.

     A. Amendment to Section 7.5. Section 7.5 is amended by inserting the following language after the words "the Company may merge" in the fourth line thereof: ", after the Borrowing Base Elimination Date,".

     A. Amendment to Section 7.11. Subsection 7.11(b) is amended by inserting the following language at the beginning thereof: "after the Borrowing Base Elimination Date,".

     A. Amendment to Section 7.14. Section 7.14 is amended in its entirety to read as follows:

          7.14 Ratio of Borrowing Base to Debt. Not permit, at any time prior to the Borrowing Base Elimination Date, the ratio of (a) the Borrowing Base as of the last day of any fiscal month to (b) the remainder of (i) the daily average of the amount of Total Senior Debt outstanding during the fiscal month ending on such date minus (ii) the daily average of cash and marketable securities during the fiscal month ending on such date to be equal to or less than the applicable ratio set forth below:

                    Fiscal Month(s) Ending                    Ratio
                    ---------------------------------------------------

                    04/3/99 through 05/29/99                  1.10 to 1
                    7/3/99 through 10/2/99                    1.15 to 1
                    10/30/99 through 12/31/99                 1.20 to 1
                    01/29/00                                  1.10 to 1
                    2/26/00 through 12/31/00                  1.20 to 1
                    01/27/01                                  1.10 to 1
                    2/24/01 through 12/31/01                  1.20 to 1
                    01/26/02                                  1.10 to 1
                    2/23/02 and thereafter                    1.20 to 1.

     A. Amendment to Schedule 1.1. Schedule 1.1 is amended in its entirety to read as set forth on Schedule 1.1 hereto.

     A. Addition of Schedule 7.2(f). The Schedule 7.2(f) attached hereto is added to the Credit Agreement as Schedule 7.2(f) thereto.

     A. Amendment to Exhibit E. Exhibit E is amended in its entirety to read as set forth on Exhibit E hereto.

     A. Addition of Exhibit K. The Exhibit K attached hereto is added to the Credit Agreement as Exhibit K thereto.

     I. Waiver. Effective on the Amendment Effective Date, the Required Lenders waive any Event of Default or Unmatured Event of Default under the Credit Agreement resulting from the Company's failure to be in compliance with Section
7.1 of the Credit Agreement as of December 31, 1998.

     I. Representations and Warranties. The Company represents and warrants to the Agent and the Lenders that, after giving effect hereto, (a) each representation and warranty set forth in Article V of the Credit Agreement is true and correct as of the date of the execution and delivery of this Amendment by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date) and (b) no Event of Default or Unmatured Event of Default exists.

     I. Effectiveness. The amendments set forth in Section 1 above and the waiver set forth in Section 2 above shall become effective on the date (the "Amendment Effective Date") when the Agent shall have received (a) the fees referred to in Section 5 and, to the extent then billed, all costs and expenses of the Agent in connection with this Amendment (including reasonable attorneys' fees and charges and all costs, expenses and charges for a field examination) and (b) each of the following documents, each in form and substance satisfactory to the Agent:

          (a) counterparts of this Amendment executed by the Company and the Required Lenders;

          (b) a certificate of the secretary or an assistant secretary of the Company as to:

               (i) resolutions of the Board of Directors authorizing the execution and delivery of this Amendment and the performance by the Company of its obligations under the Credit Agreement, as amended hereby, and

               (ii) the incumbency and signatures of those of its officers authorized to execute and deliver this Amendment;

          (c) an opinion of counsel for the Company, in form and substance satisfactory to the Agent; and

          (d) such other documents as the Agent or any Lender may reasonably request.

     I. Fees. In consideration of the Lenders and the Agent entering into this Amendment, the Company agrees to pay, on or before the Amendment Effective Date,
(a) to the Agent for the account of each Lender which has executed and delivered to the Agent a counterpart of this Amendment prior to 12:00 noon, Chicago time, on March 25, 1999, an amendment fee in an amount equal to 0.25% of such Lender's Commitment; and (b) to NationsBanc Montgomery Securities LLC ("NMS") and/or the Agent certain fees agreed to among the Company, NMS and the Agent.

     I. Miscellaneous.

     A. Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the Amendment Effective Date, all references in the Credit Agreement and the other Loan Documents to "Credit Agreement" or similar terms shall refer to the Credit Agreement as amended hereby.

     A. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

     A. Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state.

     A. Successors and Assigns. This Amendment shall be binding upon the Company, the Lenders and the gent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the respective successors and assigns of the Lenders and the Agent.

Delivered at Chicago, Illinois, as of the day and year first above written.

                                    TRUSERV CORPORATION


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------


                                    BANK OF AMERICA NATIONAL TRUST
                                    AND SAVINGS ASSOCIATION,
                                    as Agent


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------

                                    BANK OF AMERICA NATIONAL TRUST
                                    AND SAVINGS ASSOCIATION,
                                    as a Lender


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------


                                    BANK OF MONTREAL


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------


                                    THE FIRST NATIONAL BANK OF CHICAGO


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------

                                    PNC BANK, NATIONAL ASSOCIATION


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------


                                    WACHOVIA BANK, N.A.


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------


                                    THE NORTHERN TRUST COMPANY


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------

                                    ABN AMRO BANK N.V.


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------

                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------

                                    UMB BANK


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------


                                    NATIONAL CONSUMER COOPERATIVE
                                    BANK


                                    By:
                                       -------------------------------------
                                    Title:
                                          ----------------------------------

                                  SCHEDULE 1.1

                                PRICING SCHEDULE


     Beginning March 26, 1999, the Offshore Rate Margin, the Base Rate Margin, the BA Commission and the Commitment Fee Rate shall be 1.50%, 0.50%, 1.50% and 0.45%, respectively. Each of the foregoing shall be adjusted, to the extent applicable, 60 days (or, in the case of the last fiscal quarter of any fiscal year, 120 days) after the end of each fiscal quarter based on the applicable Total Senior Debt to EBITDA Ratio, determined pursuant to the table below, as of the last day of such fiscal quarter; provided that none of the foregoing shall be adjusted prior to December 1, 1999; and provided, further, that if the Company fails to deliver the financial statements required by Section 6.1 and the related Compliance Certificate by the 60th day (or, if applicable, the 120th day) after any fiscal quarter, the Offshore Rate Margin, the Base Rate Margin, the BA Commission and the Commitment Fee Rate that would apply if the Total Senior Debt to EBITDA Ratio were greater than 3.75 to 1 shall apply until such financial statements are delivered.

------------------------------------------------------------------------------------
      Total Senior Debt               Offshore Rate  Base Rate    BA      Commitment
       to EBITDA Ratio                   Margin       Margin   Commission  Fee Rate
------------------------------------------------------------------------------------
Equal to or greater than 3.75 to 1          1.50%      0.50%     1.50%      0.45%
------------------------------------------------------------------------------------
Equal to or greater than 3.00 to 1 but
less than 3.75 to 1                         1.25%      0.25%     1.25%      0.40%
------------------------------------------------------------------------------------
Less than 3.00 to 1                         1.00%         0%     1.00%      0.35%
------------------------------------------------------------------------------------